UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 12, 2018 (January 9, 2018)

SYNIVERSE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32432	30-0041666
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8125 Highwoods Palm Way

Tampa, Florida 33647

Telephone: (813) 637-5000

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 9, 2018, Syniverse Corporation, the indirect parent of Syniverse Holdings, Inc. (together, “Syniverse” or the “Company”), entered into an Employment Agreement (the “Employment Agreement”) with Dean C.J. Douglas to become the President and Chief Executive Officer of Syniverse, effective February 1, 2018. Most recently, Mr. Douglas was President of the Enterprise Division of CenturyLink. Prior to joining CenturyLink, Mr. Douglas served as President and CEO of Unify, GmbH and, prior to Unify, President and CEO of Westcon Group. Mr. Douglas, age 60, has also served on the boards of directors for American Tower and Spectrasite.

Pursuant to the Employment Agreement Mr. Douglas will receive an annual base salary of Nine Hundred Thousand Dollars ($900,000) and will have an opportunity to earn an annual bonus equal to one hundred percent (100%) of his base salary if Syniverse achieves the performance objectives set by the Compensation Committee for the applicable year and equal to up to two hundred percent (200%) of his base salary if Syniverse exceeds such performance objectives. Mr. Douglas is also entitled to reimbursement of his relocation expenses up to an amount not to exceed Four Hundred Thousand Dollars ($400,000).

The Employment Agreement also provides that the Compensation Committee will grant Mr. Douglas 1,000,000 restricted stock units under its 2011 Equity Incentive Plan that vest ratably over three years, an option to purchase 1,500,000 shares of common stock under the 2011 Equity Incentive Plan at an exercise price equal to the fair market value of the stock on the date of grant and an option to purchase an additional 1,000,000 shares of common stock under the 2011 Equity Incentive Plan at an exercise price equal to 200% of the fair market value on the date of grant. The options vest ratably over four years, in accordance with the terms of the Employment Agreement.

Mr. Douglas will also serve as a member of Syniverse’s Board of Directors, effective February 1, 2018. The Company believes that Mr. Douglas is qualified to serve as a member of the Board of Directors because of his experience as a senior executive officer and director of several public companies and his role as President and Chief Executive Officer of Syniverse. Mr. Douglas does not have any family relationships with any of the Company’s directors or executive officers and is not a party to any transactions of the type listed in Item 404(a) of Regulation S-K.

Effective February 25, 2018, Stephen C. Gray will cease to be an employee of Syniverse, but Mr. Gray will remain a member of the Syniverse Board of Directors. Syniverse Corporation and Mr. Gray have agreed to adjust the vesting requirements for Mr. Gray’s unvested stock options, such that the 25% of Mr. Gray’s options that are scheduled to vest after February 25, 2018 will continue to vest so long as Mr. Gray remains a member of the Syniverse Board of Directors. Mr. Gray will not receive any compensation for his service on the Syniverse Board of Directors from February 25, 2018 until February 25, 2019. Thereafter, Mr. Gray will receive the same remuneration for his service on the Syniverse Board of Directors as an independent director.

In connection with the changes to the Syniverse Board of Directors described above, effective January 31, 2018, Mark J. Johnson will resign from the Syniverse Board of Directors, including his role on the Audit Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 12, 2018

SYNIVERSE HOLDINGS, INC. (Registrant)

By:	/s/ Laura E. Binion
Name:	Laura E. Binion
Title:	Senior Vice President and General Counsel